Exhibit 4.2

EXECUTION VERSION

BAKER HUGHES INCORPORATED

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 3, 2017

to the

INDENTURE

by and among

BAKER HUGHES, A GE COMPANY, LLC (formerly BAKER HUGHES INCORPORATED)

BAKER HUGHES CO-OBLIGOR, INC.

as New Obligors

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Successor Trustee to

MORGAN GUARANTY TRUST COMPANY OF NEW YORK

as Trustee

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 3, 2017, to the indenture dated as of May 15, 1991 (the “Original Indenture”) between Baker Hughes Incorporated, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company N.A., as successor trustee to Morgan Guaranty Trust Company of New York (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Original Indenture providing for the issuance of an aggregate principal amount of $400 million of 6 7/8% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Company has converted its form of organization from a corporation to a limited liability company with the name Baker Hughes, a GE company, LLC (“BHGE”) on or about July 3, 2017 by means of a conversion pursuant to Section 18-214 of the Delaware Limited Liability Company Act and Section 266 of the Delaware General Corporation Law, and Newco owns substantially all of the assets owned by the Company immediately prior to such conversion;

WHEREAS, pursuant to Sections 801 and 901(1) of the Original Indenture, the parties hereto desire to enter into this First Supplemental Indenture to evidence the joint and several assumption by BHGE and Baker Hughes Co-Obligor, Inc. (the “Co-Obligor”, and together with BHGE, the “New Obligors”) of all the payment obligations of the Company under the Notes and the Original Indenture;

WHEREAS, all actions necessary to make this First Supplemental Indenture the valid and binding obligations of each of the New Obligors and to constitute this document a valid and binding supplemental indenture according to its terms have been duly taken;

WHEREAS, in accordance with Sections 102, 603, 801, 802, 901 and 903 of the Original Indenture, there have been delivered to the Trustee on the date hereof an Officers’ Certificate and Opinion of Counsel certifying that this First Supplemental Indenture complies with applicable provisions of the Original Indenture; and

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. Unless otherwise provided in this First Supplemental Indenture, the use of terms and expressions herein is in accordance with the definitions, uses and construction contained in the Original Indenture.

ARTICLE II

ASSUMPTION AND AGREEMENTS

Section 2.01. Assumption of Obligations. BHGE and the Co-Obligor each hereby agree, as of the date hereof, to assume, to be bound by and to be jointly and severally liable, each as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations, including without limitation, the due and punctual payment of principal of (and premium, if any) and interest on the Notes of the Company under the Original Indenture and the Notes on the terms and subject to the conditions set forth in the Original Indenture and all other obligations of the Company under the Original Indenture, including the observance of every covenant applicable to the Company under the Original Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.01. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof, including without limitation, Section 607 thereof, shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes shall be bound hereby.

Section 3.02. Governing Law. This First Supplemental Indenture and the Notes, and any claim, controversy or dispute arising under or related to this First Supplemental Indenture or the Notes, shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03. Conflicts With Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof that is required to be included in this First Supplemental Indenture by any provision of the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 3.04. Counterparts. This First Supplemental Indenture may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 3.05. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.06. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by each of the parties hereto shall bind their successors and assigns, whether so expressed or not.

Section 3.07. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.08. Notices. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this First Supplemental Indenture to be made upon, given or furnished to, or filed with, the New Obligors by the Trustee or any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to such New Obligor addressed to it (until another address of any of the New Obligors is filed with the Trustee) c/o: Baker Hughes, a GE company, LLC, 17021 Aldine Westfield Road Houston, Texas, 77073, Attention: Legal Department.

Section 3.09. Trustee Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or with respect to any recitals in statements which we made solely by the New Obligors, who is a party hereto, and the Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. For the avoidance of doubt, by executing this First Supplemental Indenture in accordance with the terms of the Indenture, the Trustee does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this First Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

BAKER HUGHES CO-OBLIGOR, INC.

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Vice President

[Signature Page to First Supplemental Indenture—1991 BHI Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to First Supplemental Indenture—1991 BHI Indenture]